Exhibit 10.85

STOCK SALE AND PURCHASE AGREEMENT

THIS STOCK SALE AND PURCHASE AGREEMENT (this “Agreement”) is dated as of October 25, 2024, and is made and entered into by and among Bioxytran, Inc., a Nevada corporation (“Buyer”) and the shareholders of NDPD Pharma, Inc. (“Sellers”) with respect to the following facts:

A. WHEREAS, Sellers collectively own 15,000,000 shares of common stock (the “Shares”), representing one hundred percent (100%) of the issues and outstand shares of NDPD Pharma, Inc., a Delaware corporation (the “Company”).

Selling Shareholder	Common Shares
David Platt	5,884,259
Ola Soderquist	5,362,374
Mike Sheikh	3,404,286
Offer Binder	349,081

B. WHEREAS, Sellers’s desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Shares upon the terms and conditions set forth in this Agreement.

Accordingly, for and in consideration of the premises, the mutual promises, covenants and agreements hereafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyer, intending to be legally bound, do hereby agree as follows:

ARTICLE I - SALE AND PURCHASE

Section 1.1 Sale and Purchase of Shares. On and subject to the terms and conditions of this Agreement, effective as of the Closing Date, Buyer shall purchase from Sellers, and Sellers shall sell to Buyer, Fifteen Million (15,000,000) shares of common stock (the “Shares”) of the Company registered in the name of Sellers for the consideration specified in Section 1.3 and upon the terms and conditions set forth in this Agreement.

Section 1.2 Assets acquired and liabilities assumed.

Cash		$ 428.44
Patent		WO2022099052A1 - Polysaccharides for Use in Treating Sars-Cov-2 Infections
https://patents.google.com/patent/WO2022099052A1/en
License Agreement		License Agreement between Pharmalectin, Inc. and NDPD Pharma, Inc. dated May 2, 2021
https://www.sec.gov/ix?doc=/Archives/edgar/data/1445815/000149315224011014/form10-k.htm
Preferred Shares in BIXT		14,085,410 shares of Preferred Stock with a book value of $ 4,007,572.31

Assumed expenses		$ 1,795.90
Loan from shareholder	(1)	$ 12,505.90 from Ola Soderquist

(1)	the loan will have a 6-month term with an interest rate of 8%

Section 1.3 Purchase Price. The purchase price for the Shares shall be $ 15,850,000 (the “Purchase Price”). At Closing (defined below), Buyer shall pay the Purchase Price to Sellers in form of shares in Bioxytran as follows:

Selling Shareholder	# Shares in Bioxytran		Share value
David Platt	11,433,448	shares of Preferred Stock	$6,217,796
Ola Soderquist	10,419,396	shares of Preferred Stock	5,666,329
Mike Sheikh	6,614,720	shares of Preferred Stock	3,597,251
Offer Binder	3,389,169	shares of Common Stock	368,623
			$15,850,000

(2)	the shares to be valued using the Volume-Weighted Average Cost (“VWAC”) of the Company’s Common shares @ OTC Markets on the valuation day: $0.109

Section 1.4 Closing Date; Deliveries. The closing shall occur on October 25, 2024, or such other date as the parties hereto may agree to (the “Closing Date”). On the Closing Date, Buyer shall deliver shareholder statements and loan documents in the amount of the Purchase Price to Sellers, and Sellers shall deliver to Buyer the share certificates representing the Shares issued in the name of the Seller.

ARTICLE II - REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

To induce Buyer to enter into and perform its obligations under this Agreement, Sellers hereby represents and warrants to Buyer, and covenants with Buyer, as follows:

Section 2.1 Authority and Capacity. Sellers has all requisite power, authority and capacity to enter into this Agreement. The execution, delivery and performance of this Agreement by Sellers does not, and the consummation of the transaction contemplated hereby will not, result in a breach of or default under any agreement to which Sellers is a party or by which Sellers is bound.

Section 2.2 Binding Agreement. This Agreement has been duly and validly executed and delivered by Sellers and constitutes Sellers’ valid and binding agreement, enforceable against Sellers in accordance with and subject to its terms.

Section 2.3 Title to Shares. Sellers are the lawful, record and beneficial owners of all of the Shares, free and clear of any liens, claims, agreements, charges, security interests and encumbrances whatsoever. The sale, conveyance, assignment, and transfer of the Shares in accordance with the terms of this Agreement transfers to Buyer legal and valid title to the Shares, free and clear of all liens, security interests, hypothecations or pledges.

Section 2.4 Financial Statements. As the sole owners of the Company, the Sellers are familiar with the reports. Sellers represents that none of the Financial Statements contain an untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading. Sellers make no representation or warranty regarding the Company, its business, operations, financial condition or prospects other than as set forth in the Financial Statements.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF BUYER

To induce Sellers to enter into and perform their obligations under this Agreement, Buyer represents and warrants to Sellers as follows:

Section 3.1 Authority and Capacity. Buyer has all requisite power, authority and capacity to enter into this Agreement. The execution, delivery and performance of this Agreement by Buyer does not, and the consummation of the transaction contemplated hereby will not, result in a breach of or default under any agreement to which Buyer is a party or by which Buyer is bound.

Section 3.2 Disclosure. Buyer has reviewed the Financial Statements and is aware of the Company’s business and financial condition.

Section 3.3 Investment Representations. Buyer is acquiring the Shares for Buyer’s own account and is not acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended.

ARTICLE IV - MISCELLANEOUS

Section 4.1 Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes any and all prior understandings, agreements, negotiations and discussions, both written and oral, between the parties hereto with respect to the subject matter hereof.

Section 4.2 Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with, and shall be governed by, the laws of the State of Delaware without reference to, and regardless of, any applicable choice or conflicts of laws principles.

Section 4.3 Counterparts. This Agreement may be executed in any number of counterparts and by the several parties hereto in separate counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement.

Section 4.4 Further Assurances. Each of the parties hereto shall from time to time at the request of any other party hereto, and without further consideration, execute and deliver to such other party such further instruments of assignment, transfer, conveyance and confirmation and take such other action as such other party may reasonably request in order to more effectively fulfill the purposes of this Agreement.

IN WITNESS WHEREOF, this Agreement has been signed by the parties hereto as of the date first above written.

++++ signature page to follow ++++